EXHIBIT 99.1

Vision-Sciences, Inc. Announces Results for Second Fiscal Quarter Ended September 30, 2007

ORANGEBURG, N.Y., Nov. 14, 2007 (PRIME NEWSWIRE) -- Vision-Sciences, Inc. (Nasdaq:VSCI) ("Vision-Sciences" or the "Company") today announced results for its fiscal 2008 second quarter ended September 30, 2007 ("Q2 08"). For Q2 08, revenues were $3.1 million, an increase of 36% compared to $2.3 million for fiscal 2007 quarter ended on September 30, 2006 ("Q2 07"). Net loss for Q2 08 was $1.3 million, or $0.04 per diluted share, compared to a net loss of $1.3 million, or $0.04 per diluted share in Q2 07.

Abbreviated results, in $000's, except for per share data, for Q2 08, compared to Q2 07 are as follows:

                                                             Increase/
                                         Q2 08      Q2 07   (Decrease)
                                       --------   --------   --------
 Sales                                 $ 3,127    $ 2,291    $   836
 Net (loss)                            $(1,324)   $(1,347)   $   (23)
 Net (loss) per diluted share          $ (0.04)   $ (0.04)   $   ---

Sales of the medical segment were $2.5 million in Q2 08, an increase of 60%, compared to sales of $1.6 million in Q2 07. Sales of the industrial segment were $0.6 million in Q2 08, a decrease of 17%, compared to sales of $0.7 million in Q2 07. The increase in sales of the medical segment was due primarily to higher unit volume of the Company's Slide-On(r) EndoSheath(r) products and endoscopes for the ENT market. In addition, our continued investment in a dedicated independent sales force and our focus on the Urology market has resulted in an increase in revenues to that market as well.

Ron Hadani, President and CEO, stated, "We are progressing with our strategic plan for growth as anticipated. We are continuing to focus on accelerating our development of new products and technologies, developing our own distribution network for new and existing urology products, which we expect will take another 9-12 months to complete. Our recently acquired subsidiary, BEST DMS, Inc., which starting on October 1, 2007 will be consolidated into our results is expected to contribute to our future revenue growth."

Vision-Sciences, Inc. designs, develops, manufactures and markets unique flexible endoscopic products utilizing sterile disposable sheaths, the Slide-On EndoSheath System, which provide the users quick, efficient product turnover while ensuring the patient a contaminant-free product. Information about Vision-Sciences' products is available on the Internet at www.visionsciences.com.

Except for the historical information herein, the matters discussed in this news release include forward-looking statements for the purposes of the safe harbor protections under The Private Securities Litigation Reform Act of 1995. Future results may vary significantly based on a number of factors including, but not limited to, the availability of capital resources, risks in market acceptance of new products and services and continuing demand for the same, the impact of competitive products and pricing, seasonality, changing economic conditions and other risk factors detailed in our most recent annual report and other filings with the SEC. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms "believes," "belief," "expects," "intends," "anticipates" "enables" or "plans" to be uncertain and forward-looking. Vision-Sciences assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

CONTACT: Vision-Sciences, Inc.
         Yoav M. Cohen, CFO
         845-365-0600